Filed pursuant to Rule 433

Registration Statement Nos. 333-282399 and 333-282399-02

Issuer Free Writing Prospectus dated October 1, 2024

Relating to Preliminary Prospectus Supplement dated October 1, 2024

$5,000,000,000

Pricing Term Sheet

Issuer:	Accenture Capital Inc. (the “Issuer”)

Guarantor:	Accenture plc (the “Guarantor”)

Trade Date:	October 1, 2024

Settlement Date:	October 4, 2024 (T+3)*

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings:	Aa3 (stable) (Moody’s Investors Service, Inc.) AA- (stable) (Standard & Poor’s Ratings Services) A+ (stable) (Fitch, Inc.)

Securities:	3.900% Senior Notes due 2027 (the “2027 Notes”) 4.050% Senior Notes due 2029 (the “2029 Notes”) 4.250% Senior Notes due 2031 (the “2031 Notes”) 4.500% Senior Notes due 2034 (the “2034 Notes”)

Guarantee:	The 2027 Notes, the 2029 Notes, the 2031 Notes and the 2034 Notes will be fully and unconditionally guaranteed by the Guarantor.

The 2027 Notes

Principal Amount:	$1,100,000,000

Maturity Date:	October 4, 2027

Coupon (Interest Rate):	3.900%

Interest Payment Dates:	Semi-annually each April 4 and October 4, commencing April 4, 2025

Day Count Convention:	30/360

Price to Public:	99.871% of the principal amount

Benchmark Treasury:	3.375% due September 15, 2027

Benchmark Treasury Price/Yield:	99-18+ / 3.526%

Spread to Benchmark Treasury:	+42 basis points

Yield to Maturity:	3.946%

Optional Redemption:

Prior to September 4, 2027 (one month prior to the maturity date of the 2027 Notes) (the “2027 Notes Par Call Date”), the Issuer may redeem the 2027 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 Notes discounted to the redemption date (assuming the 2027 matured on the 2027 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Issuer’s preliminary prospectus supplement, dated October 1, 2024) plus 7.5 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2027 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2027 Notes Par Call Date, the Issuer may redeem the 2027 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Notes plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	00440KAA1 / US00440KAA16

Net Proceeds Before Expenses:	$1,095,831,000

The 2029 Notes

Principal Amount:	$1,200,000,000

Maturity Date:	October 4, 2029

Coupon (Interest Rate):	4.050%

Interest Payment Dates:	Semi-annually each April 4 and October 4, commencing April 4, 2025

Day Count Convention:	30/360

Price to Public:	99.825% of the principal amount

Benchmark Treasury:	3.500% due September 30, 2029

Benchmark Treasury Price/Yield:	99-29 1⁄4 / 3.519%

Spread to Benchmark Treasury:	+57 basis points

Yield to Maturity:	4.089%

Optional Redemption:

Prior to September 4, 2029 (one month prior to the maturity date of the 2029 Notes) (the “2029 Notes Par Call Date”), the Issuer may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 Notes discounted to the redemption date (assuming the 2029 matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Issuer’s preliminary prospectus supplement, dated October 1, 2024) plus 10 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2029 Notes Par Call Date, the Issuer may redeem the 2029 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	00440KAB9 / US00440KAB98

Net Proceeds Before Expenses:	$1,193,700,000

The 2031 Notes

Principal Amount:	$1,200,000,000

Maturity Date:	October 4, 2031

Coupon (Interest Rate):	4.250%

Interest Payment Dates:	Semi-annually each April 4 and October 4, commencing April 4, 2025

Day Count Convention:	30/360

Price to Public:	99.838% of the principal amount

Benchmark Treasury:	3.625% due September 30, 2031

Benchmark Treasury Price/Yield:	100-03+ / 3.607%

Spread to Benchmark Treasury:	+67 basis points

Yield to Maturity:	4.277%

Optional Redemption:

Prior to August 4, 2031 (two months prior to the maturity date of the 2031 Notes) (the “2031 Notes Par Call Date”), the Issuer may redeem the 2031 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2031 Notes discounted to the redemption date (assuming the 2031 matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Issuer’s preliminary prospectus supplement, dated October 1, 2024) plus 12.5 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2031 Notes Par Call Date, the Issuer may redeem the 2031 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	00440KAC7 / US00440KAC71

Net Proceeds Before Expenses:	$1,193,256,000

The 2034 Notes

Principal Amount:	$1,500,000,000

Maturity Date:	October 4, 2034

Coupon (Interest Rate):	4.500%

Interest Payment Dates:	Semi-annually each April 4 and October 4, commencing April 4, 2025

Day Count Convention:	30/360

Price to Public:	99.896% of the principal amount

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Price/Yield:	101-02+ / 3.743%

Spread to Benchmark Treasury:	+77 basis points

Yield to Maturity:	4.513%

Optional Redemption:

Prior to July 4, 2034 (three months prior to the maturity date of the 2034 Notes) (the “2034 Notes Par Call Date”), the Issuer may redeem the 2034 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the 2034 Notes discounted to the redemption date (assuming the 2034 matured on the 2034 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Issuer’s preliminary prospectus supplement, dated October 1, 2024) plus 15 basis points, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2034 Notes Par Call Date, the Issuer may redeem the 2034 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2034 Notes plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	00440KAD5 / US00440KAD54

Net Proceeds Before Expenses:	$1,491,690,000

Joint Book-Running Managers:

J.P. Morgan Securities LLC

BofA Securities, Inc.

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

Barclays Capital Inc.

SG Americas Securities, LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Standard Chartered Bank

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the first business day preceding the settlement date should consult their own advisors.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: J.P. Morgan Securities LLC collect at 1-212-834-4533, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322, or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

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